BLUE CHIP VALUE FIND, INC.

Registration No. 811-5003

FORM N-SAR

SUB-ITEM 77C:

Submission of Matters to a vote of Security Holders

The results of a Special Meeting of Stockholders of Blue Chip Value Fund, Inc. (“Closed-End Fund”) held on February 8, 2011 were as follows:

Proposal 1:  Approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all the assets of the Blue Chip Value Fund Inc. (the “Closed-End Fund”) to the Westcore Blue Chip Fund (the “Open-End Fund”), a series of Westcore Trust, in exchange for Retail Class shares of the Open-End Fund and the assumption by the Open-End Fund of all the liabilities of the Closed-End Fund, and the distribution of such shares to the stockholders of the Closed-End Fund in complete liquidation and termination and ultimate dissolution of the Closed-End Fund.

With respect to Proposal 1 the shares of the Closed-End Fund were voted as follows:

For the resolution:

14,633,940 votes

Against the resolution:     1,148,766 votes

Abstain:

     333,913 votes

PHTRANS/ 860675. 3